           SECURITIES AND EXCHANGE COMMISSION

                Washington, D.C.  20549

                       ----------

                        FORM 8-K

                     CURRENT REPORT


           Pursuant to Section 13 or 15(d) of the

              Securities Exchange Act of 1934


               Date of Report:  May 19, 1998
             (Date of earliest event reported)


               D E E R E   &   C O M P A N Y
    (Exact name of registrant as specified in charter)

                         DELAWARE
      (State or other jurisdiction of incorporation)

                          1-4121
                 (Commission File Number)

                        36-2382580
             (IRS Employer Identification No.)

                      John Deere Road
                   Moline, Illinois  61265
   (Address of principal executive offices and zip code)

                       (309)765-8000
    (Registrant's telephone number, including area code)

       ----------------------------------------------
(Former name or former address, if changed since last report.)


                     Page 1 of 12 pages.
           The Exhibit Index appears at Page 4.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

         (c)  Exhibits

              (99)  Press release and additional information.



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

                           Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.



                                 DEERE & COMPANY



                                 By:  /s/ Frank S. Cottrell
                                     ----------------------------
                                     Frank S. Cottrell, Secretary


Dated:  May 19, 1998



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                         Exhibit Index



                                                  Sequential
Number and Description of Exhibit                 Page Number
---------------------------------                 -----------

(99)  Press release and additional information       Pg. 5



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
                                                   EXHIBIT 99

                                        Curtis G. Linke
(Deere Logo)                            Deere & Company
                                        (309)765-4634

               RECORD SECOND QUARTER 1998 EARNINGS
          RESULT IN 18% INCREASE IN EARNINGS PER SHARE
          --------------------------------------------

For Immediate Release (19 May 1998)

    MOLINE, IL -- Deere & Company today reported record worldwide net income of $365.2 million, or $1.48 per share, for the second quarter ended April 30, an increase of 14 percent in net income and 18 percent in earnings per share compared with $319.5 million, or $1.25 per share, in the second quarter of 1997. Net income for the first six months was $568.5 million, or $2.29 per share, an increase of 15 percent in net income and 18 percent in earnings per share compared with $496.2 million, or $1.94 per share, for the same period last year. Earnings per share continued to benefit from the share repurchase program.

    Once again, strong revenue growth, excellent customer response to new products and continuing progress in quality initiatives were the primary drivers of the company's earnings performance. "These results are particularly gratifying," Hans
W. Becherer, chairman and chief executive officer, said, "as we continue to make significant investments in quality and growth initiatives to help enhance our leadership in the global marketplace."

    Worldwide net sales and revenues for the second quarter rose 16 percent to $4.070 billion and 17 percent to $6.916 billion for the first six months of 1998, compared with $3.521 billion and $5.917 billion, respectively, for the same periods last year. Net sales of the agricultural, construction, and commercial and consumer equipment divisions increased 16 percent to $3.610 billion for the quarter and 18 percent to $6.015 billion for the first six months, compared with $3.108 billion and $5.110 billion for the same periods a year ago. These increases were in response to strong retail demand for the company's products. Export sales from the United States increased to $562 million for the second quarter and $1.014 billion for the first six months, compared with $547 million and $939 million, respectively, for the same periods last year. Overseas sales remained at favorable levels; however, they were affected by weaker foreign currencies and were slightly lower than last year for both the quarter and the year-to-date. Overall, the company's physical volume of sales increased 19 percent for the first six months of 1998 compared with the first half a year ago.



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

    Worldwide equipment operations, which exclude the financial services subsidiaries and unconsolidated affiliates, had record net income of $321.3 million for the second quarter and $488.2 million for the first six months compared with $278.6 million and $414.0 million for the same periods last year. Worldwide equipment operating profit increased to $551 million for the quarter and to $839 million for the first six months of 1998 compared with $474 million for the quarter and $711 million for the first six months of last year. Operating profit as a percent of net sales was 15 percent for the quarter and 14 percent for the first six months, the same as last year. Progress in quality initiatives allowed the company to maintain favorable margins despite increasingly competitive markets and continued spending on growth initiatives.

 .    Worldwide agricultural equipment operating profit increased
7 percent to $364 million for the quarter and 7 percent to $570 million for the first six months compared with $339 million and $534 million, respectively, for the same periods last year.
These increases resulted from higher sales and production volumes partially offset by higher sales incentive costs, higher expenses related to growth initiatives and a less favorable sales mix.

 .    Worldwide construction equipment division operating profit increased 18 percent to $91 million for the quarter and 35 percent to $155 million for the first six months, compared with $77 million and $115 million for the same periods last year, primarily reflecting higher sales and production volumes. Improved efficiencies helped to partially offset higher growth expenditures, higher sales incentive costs, and start-up expenses primarily at the new engine facility in Torreon, Mexico.

 .    Worldwide commercial and consumer equipment operating
profit increased 66 percent to $96 million for the quarter and 84 percent to $114 million for the first six months compared with $58 million for the quarter and $62 million for the same periods last year. This outstanding performance resulted from higher sales and production volumes driven by strong demand for the company's products, as well as improved operating efficiencies. Results in 1998 included higher expenses related to new products and the start-up of manufacturing facilities. Last year's results were adversely affected by a write-off related to a Homelite product.

    Trade receivables and company inventories increased, as expected, due to the higher sales volume. Equipment operations assets at April 30, 1998, were 77.6 percent of the last 12 months' net sales, compared with 75.8 percent a year ago. The higher ratio is primarily due to increased prepaid pension cost assets.

    Net income of the financial services subsidiaries was $41.2 million for the quarter and $77.2 million for the first six months, compared with $40.2 million and $83.5 million for the same periods last year.


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

 .    Net income of the credit operations increased to $35.3
million for the second quarter and to $68.1 million for the year-to-date, compared with $31.6 million and $64.6 million for the same periods last year. The 1998 second quarter and year-to-date results benefited from gains on sales of recreational vehicle retail notes and higher income from a larger average receivable and lease portfolio, partially offset by narrower financing spreads, higher write-offs of receivables and higher operating expenses.

 .    Net income of the insurance operations was $4.3 million for the second quarter and $9.8 million for the first six months compared with last year's results of $8.2 million and $17.1 million for the respective periods. This primarily reflects less favorable underwriting results, lower premium volumes due to competitive market conditions and lower investment income.

 .    The health care operations had net income of $1.6 million
for the quarter and incurred a loss of $.7 million for the first six months, compared with net income of $.4 million and $1.8 million for the same periods last year. Despite lower margins at the beginning of the year and competitive industry conditions, significant progress is being made to improve the profitability of the business.

OUTLOOK

    The company's record results for the first six months were in line with expectations. Better than anticipated crops in the Southern hemisphere continued to put downward pressure on corn, wheat and soybean prices; however, consumption is rising and carryover stocks, although higher in the United States, are slightly below average on a worldwide basis. United States farm cash receipts are expected to be slightly below the high levels of the previous two years, but farmers' balance sheets are continuing to improve as a result of rising farmland prices and low interest rates. Overall fundamentals of the farm economy are sound, and the demand for farm equipment is expected to remain favorable.

    New products, low interest rates and solid economic growth continue to bolster construction equipment demand. Housing starts are expected to be slightly higher than last year's level, and expenditures for highways and streets should grow following the expected approval of pending federal highway legislation.

    Sales of commercial and consumer equipment should benefit from favorable customer response to the company's line of new products, as well as high levels of consumer confidence and a strong housing market.


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

    The credit operations should benefit from the strong demand for John Deere products. The insurance operations continue to face competitive market conditions, and their results are expected to be below last year's. The health care operations' margins continue under pressure from a very competitive environment; however, improvement plans are on target and are expected to result in significantly improved financial results in the remainder of 1998 compared to a year ago.

    Based on these conditions, the company's worldwide physical volume of sales is currently projected to increase by approximately 10 to 12 percent in 1998 compared with 1997. Third quarter physical volumes are projected to be 10 to 14 percent higher than comparable levels for the third quarter of 1997.

    In summarizing the favorable results for Deere & Company, Mr. Becherer said, "We look forward to a continued strong performance in 1998, reflecting gains from our quality improvement efforts and the strong demand throughout the world for our line of products. With our investments in new facilities and new innovative products, we look forward to market share growth and continued high levels of customer satisfaction."

JOHN DEERE CAPITAL CORPORATION

    The following is disclosed on behalf of the company's credit subsidiary, John Deere Capital Corporation, in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market. John Deere Capital Corporation's net income was $32.9 million in the second quarter and $63.5 million for the first six months of 1998 compared with $29.0 million and $58.7 million for the same periods last year. The 1998 second quarter and year-to-date results benefited from gains of $10.3 million on sales of recreational vehicle retail notes and higher income from a 12 percent increase in the average balance of receivables and leases financed during the first six months. These results were partially offset by narrower financing spreads, higher write-offs of receivables and higher operating expenses.

    Net receivables and leases financed by John Deere Capital Corporation were $6.812 billion at April 30, 1998, compared with $6.146 billion one year ago. The increase resulted from acquisitions exceeding collections during the last 12 months, partially offset by the previously mentioned sales of recreational vehicle retail notes and other retail note sales during the same period. Receivable and lease acquisition volumes during the first six months increased 12 percent compared with the same period last year. Net receivables and leases administered, which include receivables previously sold, totaled $7.790 billion at April 30, 1998 compared with $6.866 billion at April 30, 1997.


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

SAFE HARBOR STATEMENT

Safe Harbor Statement under the Private Securities Litigation
Reform Act of 1995:

    Statements under the "Market Conditions and Outlook" heading, which relate to future operating periods, are subject to important risks and uncertainties that could cause actual results to differ materially. The company's businesses include equipment operations (agricultural, construction, and commercial and consumer) and financial services (credit, insurance and health care). Forward-looking statements relating to these businesses involve certain factors that are subject to change, including: the many interrelated factors that affect farmers' confidence, including worldwide demand for agricultural products, world grain stocks, commodities prices, weather conditions such as El Nino, animal diseases, crop pests, harvest yields, real estate values and government farm programs; general economic conditions and housing starts; legislation, primarily legislation relating to agriculture, the environment, commerce and government spending on infrastructure; actions of competitors in the various industries in which the company competes; production difficulties, including capacity and supply constraints; dealer practices; labor relations; interest and currency exchange rates; accounting standards; and other risks and uncertainties. Dealers' retail sales of agricultural equipment are especially affected by the weather in the summer, while the number of housing starts are especially important to sales of construction equipment. Economic difficulties in Asia could affect North American grain and meat export prospects. The company's outlook is based upon assumptions relating to the factors described above. These assumptions are sometimes based upon estimates and data prepared by government agencies. Such estimates and data may be subject to revision. Further information concerning the company and its businesses, including factors that potentially could materially affect the company's financial results is included in the company's filings with the Securities and Exchange Commission.

                              # # #




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

                Second Quarter 1998 Press Release

Net sales and revenues:
(millions of dollars except per share amounts)

                                          Three Months Ended
                                               April 30
                                                             %
                                        1998      1997    Change
Net sales:                             ------    ------   ------
  Agricultural equipment               $2,217    $1,949    + 14
  Construction equipment                  715       591    + 21
  Commercial and consumer equipment       678       568    + 19
                                       ------    ------
    Total net sales                     3,610     3,108    + 16
Financial Services revenues               424       381    + 11
Other revenues                             36        32    + 13
                                       ------    ------
  Total net sales and revenues         $4,070    $3,521    + 16
                                       ======    ======

United States and Canada:
  Equipment net sales                  $2,733    $2,221    + 23
  Financial Services revenues             424       381    + 11
                                       ------    ------
    Total                               3,157     2,602    + 21
Overseas net sales                        877       887    -  1
Other revenues                             36        32    + 13
                                       ------    ------
  Total net sales and revenues         $4,070    $3,521    + 16
                                       ======    ======

Operating profit:
  Agricultural equipment               $  364    $  339    +  7
  Construction equipment                   91        77    + 18
  Commercial and consumer equipment        96        58    + 66
                                       ------    ------
  Equipment Operations*                   551       474    + 16
  Financial Services                       64        62    +  3
                                       ------    ------
    Total operating profit                615       536    + 15
Interest and corporate expenses-net       (45)      (28)   + 61
Income taxes                             (205)     (189)   +  8
                                       ------    ------
  Net income                           $  365    $  319    + 14
                                       ======    ======

Per Share:
  Net income                           $ 1.48    $ 1.25    + 18
  Net income - diluted                 $ 1.45    $ 1.24    + 17

* Includes overseas operating profit   $  105    $  112    -  6
                                       ======    ======



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
                Second Quarter 1998 Press Release

Net sales and revenues:
(millions of dollars except per share amounts)

                                           Six Months Ended
                                               April 30
                                                             %
                                        1998      1997    Change
Net sales:                             ------    ------   ------
  Agricultural equipment               $3,668    $3,221    + 14
  Construction equipment                1,293     1,052    + 23
  Commercial and consumer equipment     1,054       837    + 26
                                       ------    ------
    Total net sales                     6,015     5,110    + 18
Financial Services revenues               825       735    + 12
Other revenues                             76        72    +  6
                                       ------    ------
  Total net sales and revenues         $6,916    $5,917    + 17
                                       ======    ======

United States and Canada:
  Equipment net sales                  $4,548    $3,635    + 25
  Financial Services revenues             825       735    + 12
                                       ------    ------
    Total                               5,373     4,370    + 23
Overseas net sales                      1,467     1,475    -  1
Other revenues                             76        72    +  6
                                       ------    ------
  Total net sales and revenues         $6,916    $5,917    + 17
                                       ======    ======

Operating profit:
  Agricultural equipment               $  570    $  534    +  7
  Construction equipment                  155       115    + 35
  Commercial and consumer equipment       114        62    + 84
                                       ------    ------
  Equipment Operations*                   839       711    + 18
  Financial Services                      121       129    -  6
                                       ------    ------
    Total operating profit                960       840    + 14
Interest and corporate expenses-net       (69)      (49)   + 41
Income taxes                             (323)     (295)   +  9
                                       ------    ------
  Net income                           $  568    $  496    + 15
                                       ======    ======

Per Share:
  Net income                           $ 2.29    $ 1.94    + 18
  Net income - diluted                 $ 2.26    $ 1.92    + 18

* Includes overseas operating profit   $  162    $  181    - 10
                                       ======    ======



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
                Second Quarter 1998 Press Release


Selected balance sheet data:             Apr 30  Oct 31  Apr 30
(millions of dollars and shares)          1998    1997    1997
                                         ------  ------  ------
Equipment Operations:
  Trade accounts and notes
    receivable-net                       $4,384  $3,334  $3,640
  Inventories                            $1,511  $1,073  $1,290

Financial Services:
  Financing receivables and leases
    financed - net                       $7,595  $6,902  $6,759
  Financing receivables and leases
    administered - net                   $8,713  $8,416  $7,615
  Insurance companies' assets            $  985  $  994  $1,008
  Health care companies' assets          $  237  $  233  $  246

Average shares outstanding                248.1   253.7   255.3





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